 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

 SPHERIX INCORPORATED

(Exact name of registrant specified in its charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6430 Rockledge Drive, Suite 503, Bethesda, MD	20817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (703) 992-9260

Not Applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Current Report of Spherix Incorporated (the “Company”) on Form 8-K, as initially filed with the Securities and Exchange Commission on May 29, 2014, solely to replace the certificate of designations presented as Exhibit 4.1 with a revised certificate of designations in order to comply with NASDAQ’s comments relating to the voting section 4 of the certificate of designations to reflect a voting ratio equal to 67.3% of the number of shares of Common Stock of such shares of Series J Preferred Stock convertible thereunder.  The Company is also reporting additional information under Item 8.01 hereunder.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Exhibit 4.1 to the Form 8-K of May 29, 2014 is amended and restated in its entirety.  Except for Exhibit 4.1, no other changes have been made to the disclosures in Item 5.03 of the May 29th Form 8-K. This Amendment speaks as of the original filing date of the May 29, 2014 filing, and does not modify or update in any way disclosures made in the Form 8-K other than as reflected in the explanatory note above.

Item 8.01 Other Events.

October 2013 Lockup Extension Waiver

In October 2013 the Company entered into a lockup agreement with certain investors (the “Lockup Agreement”) that provides for restrictions on the resale of selected shares held by these investors for a period of 180 days, which in certain circumstances is subject to extension.  On May 30, 2014 the Company determined to waive these investors’ compliance with the extension of the lockup period triggered by disclosure of the transactions described in the Company’s Form 8-K filed on May 29, 2014.

424(b)(5) Dilution Revision

The Company previously filed its Form 424(b)(5) on May 30th, 2014 (the “424(b)(5) filing”) which sets forth a net loss of $3.8 million for the three months ended March 31, 2014, which is hereby corrected to reflect a net loss of $8.0 million for such three month period.

The Company also disclosed on p. S-16 of 424(b)(5) filing that in March 2013 it exchanged warrants issued in November 2012 for Series C Preferred Stock effectively increasing total stockholders’ equity to $2.8 million which is hereby corrected to reflect stockholders’ equity of approximately $5.7 million.

In addition the dilution related risk factor set forth on page S-20 of the 424(b)(5) filing contained immediate dilution to new investors from this offering of $5.62 per share which is hereby corrected to reflect an increase of $1.62 in net tangible book value per share.

The dilution section of the 424(b)(5) filing is hereby set forth below reflecting any necessary corrections to the dilution calculation:

DILUTION

If you purchase our preferred stock in this offering (which is convertible into common stock), your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of securities in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

The net tangible book value of our common stock as of March 31, 2014 was approximately $47.6 million, or $5.80 per share. After giving effect to the sale of 10,000,000 shares of our preferred stock offered hereby, at a public offering price of $2.00 per share, through this prospectus supplement and the accompanying prospectus, and after deducting the placement agent's fee and estimated offering expenses, our net tangible book value as of March 31, 2014 would have been approximately $65.9 million, or $3.62 per share. This represents an immediate decrease in net tangible book value of $2.18 per share to existing shareholders and an immediate increase of $1.62 in net tangible net book value per share to new investors purchasing securities in this offering at the public offering price. The following table illustrates this dilution:

Public offering price per share		$2.00
Net tangible book value per share as of March 31, 2014	$5.80
Decrease per share attributable to new investors	(2.18)

As adjusted net tangible book value per share after giving effect to this offering		3.62

Increase in net tangible net book value per share to new investors		$1.62

The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options or the conversion of convertible preferred stock having a per share exercise price or conversion price less than the offering price per share in this offering or the release of shares upon vesting of restricted stock units and performance-based equity awards. The number of shares of our common stock in the calculations above is based on 8.2 million shares outstanding as of March 31, 2014, excludes, as of that date:

•
3.3 million shares of common stock issuable upon exercise of outstanding options as of March 31, 2014 at a weighted average exercise price of $6.58 per share, of which 1.6 million were exercisable at March 31, 2014;

•
10,000 shares of common stock issuable upon the performance-based vesting of outstanding awards granted under our equity incentive plans with a weighted average grant date fair value of $4.74 per share;

•	0.8 million shares of common stock reserved for future issuance under our equity plans; and

•	16.8 million shares of convertible preferred stock.

Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

Exhibit No.	Exhibit

4.1	Certificate of Designations for Series J Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIX INCORPORATED

Date: June 2, 2014	By:	/s/ Anthony Hayes
	Name:	Anthony Hayes
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit

4.1	Certificate of Designation, dated as of May 28, 2014